Exhibit 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
09/19/2019	Investors:	Mike Cieplak, investor.relations@us.mcd.com
	Media:	Lauren Altmin, lauren.altmin@us.mcd.com

McDONALD'S RAISES QUARTERLY CASH DIVIDEND BY 8%

•	Quarterly cash dividend increases 8% to $1.25 per share - the equivalent of $5.00 annually

•	Through August 2019, the Company returned a cumulative $21 billion against its three-year cash return to shareholders target of about $25 billion, which will be completed this year

CHICAGO, IL - Today, McDonald's Board of Directors declared a quarterly cash dividend of $1.25 per share of common stock payable on December 16, 2019 to shareholders of record at the close of business on December 2, 2019. This represents an 8% increase over the Company's previous quarterly dividend and brings the fourth quarter dividend payout to over $900 million.

McDonald's President and Chief Executive Officer Steve Easterbrook said, "Our broad based business strength across the globe is a testament to the Velocity Growth Plan. Today’s dividend increase reflects our confidence in the plan and our continued focus on driving long-term value for all stakeholders.”

McDonald's has raised its dividend for 43 consecutive years since paying its first dividend in 1976. The new quarterly dividend of $1.25 per share is equivalent to $5.00 annually. In addition, 2019 represents the final year of the Company's three-year cash return to shareholders target of about $25 billion. Through August, the Company returned a cumulative $21 billion and is on track to complete the remaining amount by the end of the year.

Upcoming Communications
For important news and information regarding McDonald's, including the timing of future investor conferences and earnings calls, visit the Investor Relations section of the Company's Internet home page at www.investor.mcdonalds.com. McDonald's uses this website as a primary channel for publishing key information to its investors, some of which may contain material and previously non-public information.

About McDonald's
McDonald's is the world's leading global foodservice retailer with over 38,000 locations in over 100 countries. Approximately 93% of McDonald's restaurants worldwide are owned and operated by independent local business men and women.

Forward-Looking Statements
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company's filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K. The Company undertakes no obligation to update such forward-looking statements, except as may otherwise be required by law.

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